Notice of Award of Performance Shares
and Performance Shares Agreement (Standard)
Harley-Davidson, Inc.
ID: 39-1805420
3700 West Juneau Avenue
Milwaukee, WI 53208

[Participant Name]     [Grant Type]
[Signed Electronically]    Plan:     2014 Incentive Stock Plan
Acceptance Date: [Acceptance Date]     ID:     [Participant ID]

Effective [Grant Date] (the “Grant Date”), you have been granted [Number of Performance Shares Granted] Performance Shares with respect to shares of Common Stock of Harley-Davidson, Inc. (the “Company”) under the Company's 2014 Incentive Stock Plan (the “Plan”).

Net Income. The performance measure that will determine the number of Shares you earn in respect of 42.5% of your Performance Shares (“Net Income Performance Shares”) will be the Company’s aggregate Net Income for the year in which the Grant Date occurs and the following two years. “Net Income” shall mean consolidated net income from continuing operations. “Target Aggregate Net Income” shall mean the aggregate Net Income for such period as reflected in the Company’s strategic plan approved by the Board of Directors of the Company as of the Grant Date.

The number of Net Income Performance Shares earned will be as follows:

Aggregate Net Income at 70% of Target Aggregate Net Income = 50% Net Income Performance Shares
Aggregate Net Income at 100% of Target Aggregate Net Income = 100% Net Income Performance Shares
Aggregate Net Income at 102.5% of Target Aggregate Net Income = 200% Net Income Performance Shares
Aggregate Net Income at 105% of Target Aggregate Net Income = 300% Net Income Performance Shares

No Net Income Performance Shares will be earned if aggregate Net Income is less than 70% of Target Aggregate Net Income. The number of Net Income Performance Shares earned will be interpolated between (i) 50% Net Income Performance Shares and 100% Net Income Performance Shares for aggregate Net Income between 70% and 100% of Target Aggregate Net Income, (ii) 100% Net Income Performance Shares and 200% Net Income Performance Shares for aggregate Net Income between 100% and 102.5% of Target Aggregate Net Income and (iii) 200% Net Income Performance Shares and 300% Net Income Performance Shares for aggregate Net Income between 102.5% and 105% of Target Aggregate Net Income.

ROIC. The performance measure that will determine the number of Shares you earn in respect of 42.5% of your Performance Shares (“ROIC Performance Shares”) will be the three year average HDMC ROIC for the year in which the Grant Date occurs and the following two years. “HDMC ROIC” shall mean the sum of the quotient obtained by dividing (i) HDMC Net Operating Income After Tax by (ii) HDMC Invested Capital for each year in the performance period, divided by the number of years in the performance period. “HDMC Net Operating Income After Tax” shall mean the amount of operating income of HDMC reduced for taxes for the relevant year in the performance period. “HDMC Invested Capital” shall mean the average amount of HDMC debt plus the average amount of HDMC shareholder’s equity, excluding accumulated other comprehensive income or loss for pension and post-retirement plans, for the relevant year in the performance period. “HDMC” shall mean Harley-Davidson Motor Company. “Target ROIC” shall mean the average HDMC ROIC for such period as reflected in the Company’s strategic plan approved by the Board of Directors of the Company as of the Grant Date.

The number of ROIC Performance Shares earned will be as follows:

Average HDMC ROIC at 70% of Target ROIC = 50% ROIC Performance Shares
Average HDMC ROIC at 100% of Target ROIC = 100% ROIC Performance Shares
Average HDMC ROIC at 102.5% of Target ROIC = 200% ROIC Performance Shares
Average HDMC ROIC at 105% of Target ROIC = 300% ROIC Performance Shares

No ROIC Performance Shares will be earned if average HDMC ROIC is less than 70% of Target ROIC. The number of ROIC Performance Shares earned will be interpolated between (i) 50% ROIC Performance Shares and 100% ROIC Performance Shares for average HDMC ROIC between 70% and 100% of Target ROIC, (ii) 100% ROIC Performance Shares and 200% ROIC Performance Shares for average HDMC ROIC between 100% and 102.5% of Target ROIC and (iii) 200% ROIC Performance Shares and 300% ROIC Performance Shares for average HDMC ROIC between 102.5% and 105% of Target ROIC.

New Riders. The performance measure that will determine the number of Shares you earn in respect of 15% of your Performance Shares (“New Rider Performance Shares”) will be the New Rider Percentage for the period beginning November 1 of the year following the year in which the Grant Date occurs and ending October 31 of the following year. “New Rider Percentage” shall mean the percentage of retail sales of new Harley-Davidson motorcycles in the U.S. purchased by new riders as reflected in the R. L. Polk & Co. Migration Database.

The number of New Rider Performance Shares earned will be determined based on a scale approved by the Human Resources Committee of the Board of Directors of the Company on the Grant Date as reflected in minutes of the Committee.

No New Rider Performance Shares will be earned if the New Rider Percentage is less than the threshold New Rider Percentage that the Committee approved as reflected in such minutes. The maximum number of New Rider Performance Shares earned will be 300% of the New Rider Performance Shares.

Any Performance Shares that are earned based on performance will be earned on the date that the Administrator certifies the achievement of the applicable level of performance. Any Performance Shares that are not earned on such date shall be forfeited.

You may not sell, transfer or otherwise convey an interest in or pledge any of your Performance Shares.

The Performance Shares are granted under and governed by the terms and conditions of the Plan and this Performance Shares Agreement including Exhibit A. Additional provisions regarding your Performance Shares and definitions of capitalized terms used and not defined in this Performance Shares Agreement can be found in the Plan.

HARLEY-DAVIDSON, INC.

Vice President and Controller

Exhibit A to Performance Shares Agreement

Termination of Employment: (1) If your employment with the Company and its Affiliates is terminated prior to the third December 31 following the Grant Date for any reason other than death, Disability or Retirement (based solely on clause (iii) of the definition of such term in the Plan), then you will forfeit any Performance Shares as of the date your employment is terminated. (2) If you cease to be employed by the Company and its Affiliates prior to the third December 31 following the Grant Date by reason of death, Disability or Retirement (based solely on clause (iii) of the definition of such term in the Plan), then you will receive a portion of the number of Performance Shares that you would have received had you not ceased to be employed by the Company and its Affiliates, which portion will be equal to such number of Performance Shares multiplied by a fraction the numerator of which is the number of Months (counting a partial Month as a full Month) from the Grant Date until the date your employment is terminated by reason of death, Disability or Retirement (based solely on clause (iii) of the definition of such term in the Plan), and the denominator of which is the number of Months from the Grant Date to the third December 31 following the Grant Date, and you will forfeit any remaining Performance Shares. For purposes of this Agreement, a “Month” shall mean the period that begins on the first calendar day after the Grant Date or the applicable anniversary of the Grant Date that occurs in each calendar month, and ends on the anniversary of the Grant Date that occurs in the following calendar month.
Voting Rights and Dividends: You are not entitled to exercise any voting rights with respect to the Shares underlying your Performance Shares. You will not receive cash payments relating to any dividends and other distributions paid with respect to the Shares underlying your Performance Shares at the time of the payment date of the dividend or other distribution. If, however, any dividends or distributions with respect to the Shares underlying your Performance Shares are paid in Shares rather than cash, you will be credited with additional Performance Shares equal to the number of shares that you would have received had your Performance Shares been actual Shares, and such Performance Shares will be subject to the same risk of forfeiture and other terms of this Performance Shares Agreement as are the Performance Shares with respect to which they were credited. Amounts credited to you in the form of additional Performance Shares will be settled (if vested) at the same time as the Performance Shares with respect to which they were credited. Further, at the time Performance Shares are settled, you will receive a dividend equivalent cash payment in respect of any dividends and other distributions paid in cash with respect to Shares for which the record date is on or after the Grant Date and before the settlement date which payment will be in an amount equal to the product of the number of Shares payable to you on settlement of your Performance Shares and the total amount of dividends and other distributions paid in cash with respect to a Share during such period.

Settlement: Your Performance Shares will be settled by delivery to you of Shares on a one-for-one basis, with one Share being delivered for each Performance Share that you earn. The Performance Shares will be settled (and any dividend equivalent cash payment will be paid to you) as soon as practicable following the third December 31 following the Grant Date and no later than March 15 of the third year after the year in which the Grant Date occurs. Cash will be paid in satisfaction of any fractional Performance Share settled pursuant to this paragraph.

Issuance of Share Certificates: In lieu of issuing in your name certificate(s) evidencing your Shares, the Company may cause its transfer agent or other agent to reflect on its records your ownership of such Shares.

Tax Withholding: To the extent that your receipt of Performance Shares, the vesting of Performance Shares, your receipt of payments in respect of Performance Shares or the delivery of Shares to you in respect of Performance Shares results in a withholding obligation to the Company with respect to federal, state or local taxes, the Company has the right and authority to deduct or withhold from any compensation it would pay to you (including payments in respect of Performance Shares) an amount, and/or to treat you as having surrendered vested Performance Shares having a value, sufficient to satisfy its withholding obligations. In its discretion, the Company may require you to deliver to the Company or to such other person as the Company may designate at the time the Company is obligated to withhold taxes that arise from such receipt or vesting, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations.

When income results from the delivery of Shares to you in respect of Performance Shares, to the extent the Company permits you to do so, you may satisfy the withholding requirement, in whole or in part, by electing to have the Company accept that number of Shares having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold in connection with the delivery of such Shares. If you would be left with a fractional share after satisfying the withholding obligation, the fair market value of that fractional share will be applied to your general federal tax withholding. If the Company does not allow you to elect to have the Company accept Shares, or if you want to keep all of the Shares that will be delivered, you will have to deliver to the Company or to such other person as the Company may designate funds in an amount sufficient to cover the withholding tax obligation on a date advised by the Company. Where you may elect to deliver funds to satisfy the withholding tax obligation, your election to deliver funds must be irrevocable, in writing, and submitted to the Secretary or to such other person as the Company may designate on or before the date that the Company specifies, which will be before the date of delivery of the Shares, and if you fail to deliver such election then you will be deemed to have elected to have the Company accept Shares as described above.

Rejection/Acceptance: You have ninety (90) days following the Grant Date to accept this award through your Fidelity account. If you have not accepted this award within ninety (90) days following the Grant Date, the Performance Shares granted herein shall be automatically forfeited. If you choose to accept this Performance Shares Agreement, then you accept the terms of this Award, acknowledge these tax implications and agree and consent to all amendments to the Plan, the Harley-Davidson, Inc. 2004 Incentive Stock Plan and the Harley-Davidson, Inc. 2009 Incentive Stock Plan through the Grant Date as they apply to this Award and any prior awards to you of any kind under such plans.